Contact:

Julio A. Torres

Co-Chief Executive Officer

Andina Acquisition Corporation

57-1-281-1811

FOR IMMEDIATE RELEASE

ANDINA ACQUISITION CORPORATION

COMPLETES PORTION OF OVER-ALLOTMENT OPTION

Bogota, Colombia, March 30, 2012 – Andina Acquisition Corporation (Nasdaq: ANDAU) (the “Company”) announced today that it has completed the sale of 200,000 units pursuant to the 45-day over-allotment option granted to the underwriters in its initial public offering to purchase up to an additional 600,000 units. Each unit consists of one ordinary share and one warrant. The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,000,000. Including the net proceeds from the partial exercise of the over-allotment option, a total of $42,740,000 (or approximately $10.18 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public shareholders. EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering. Graubard Miller acted as U.S. counsel to the Company, Maples and Calder acted as Cayman Islands counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriters. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn: Aimee Bloch, 212-661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Andina Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for target businesses in the Andean region of South America and in Central America, with a particular emphasis on Colombia.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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